Exhibit 23.2

Tel.: +52 (55) 8503 4200	Castillo Miranda y Compañia, S.C.
Fax: +52 (55) 8503 4299	Paseo de la Reforma 505-31
www.bdomexico.com	Colonia Cuauhtémoc
Mexico, D.F.
CP 06500

Lifetime Brands, Inc.

We hereby consent to incorporate in the 2011 Form 10-K of Lifetime Brands, our report double dated February 29 and April 23, 2012, related to the audit we performed on the consolidated financial statements of Grupo Vasconia, S.A.B. and subsidiaries for the year ended as of December 31, 2011.

CASTILLO MIRANDA Y COMPAÑIA, S.C Member of BDO Internacional

/s/ Bernardo Soto Peñafiel
Bernardo Soto Peñafiel, CPA

Mexico City

April 26, 2012

Castillo Miranda y Compañia, S. C. (BDO Castillo Miranda) es una sociedad civil mexicana de contadores publicos y consultores de empresas, miembro de BDO International Limited, una compañia del Reino Unido limitada por garantía, y forma parte de la red internacional de firmas independientes de BDO.